EXHIBIT 10.2

June 28, 2012

Mr. William M. Goodyear

Dear Bill:

This letter agreement memorializes the agreement between Navigant Consulting, Inc. (the “Company”) and you made on May 11, 2012 with respect to the restricted stock units (“RSUs”) to be granted to you in connection with your continuation of employment as Executive Chairman of the Company’s Board of Directors. This letter agreement supersedes in its entirety the letter agreement, dated February 22, 2012, between you and the Company.

Pursuant to our agreement, on June 1, 2012 you were awarded RSUs with an approximate value of $1,000,000 under the terms and conditions of the Navigant Consulting, Inc. 2012 Long-Term Incentive Plan, which RSUs are evidenced by (and are subject to) the 2012 Restricted Stock Unit Award Agreement in the form attached hereto (the “2012 Award Agreement”). As set forth in the 2012 Award Agreement, the RSUs granted on June 1, 2012 will vest on May 31, 2013, subject to your continued employment through such date and the achievement of the performance-based vesting conditions set forth in Section 3 of the 2012 Award Agreement.

Sincerely,

/s/ Stephan James
Stephan James
Chairman of the Compensation Committee of the Board of Directors

Accepted:	/s/ William M. Goodyear
William M. Goodyear

Date:

Enclosures